Exhibit 5.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 9, 2018

Board of Directors

Brixmor Property Group Inc.

450 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

We are acting as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to $400,000,000 in aggregate value of the Company’s shares of common stock, par value $0.01 per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreements, dated June 8, 2015, among the Company, Brixmor Operating Partnership LP, (the “Operating Partnership”) and each of RBC Capital Markets, LLC, Jefferies LLC, SunTrust Robinson Humphrey, Inc., Mitsubishi UFJ Securities (USA), Inc., BNY Mellon Capital Markets, LLC and Scotia Capital (USA) Inc., respectively (the “Agreements”), and as described in the prospectus supplement dated January 9, 2018 (the “Prospectus Supplement”) and the accompanying prospectus dated January 9, 2018 (together with Prospectus Supplement, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-222481) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (ii) authorization by a duly authorized executive officer, designated by the pricing committee to approve instruction notices under the Agreements, of the terms of the applicable instruction notice, consistent with the foregoing, pursuant to which the Shares may be sold pursuant to the Agreements, (iii) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable instruction notice and (iv) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable instruction notice, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP